BROWN SHOE REPORTS FOURTH QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS
● Famous Footwear fourth quarter same-store sales increased 9.0 percent
● Specialty Retail fourth quarter same-store sales increased 7.6 percent
● Fourth quarter GAAP net earnings per share were $0.12; Adjusted net earnings per share were $0.19
● Announces participation in investor conference

ST. LOUIS, MISSOURI, March 3, 2010 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the fourth quarter and full year 2009 ended January 30, 2010.

Fourth Quarter Highlights
•	Net sales in the fourth quarter of 2009 increased 8.6 percent versus the year-ago quarter;
•	Gross profit rate in the fourth quarter of 2009 increased by 390 basis points, versus the same period last year, to 41.1 percent of net sales;
•
Net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings” or “net loss”) were $5.0 million in the fourth quarter of 2009, or $0.12 per diluted share, compared to a net loss of $153.0 million, or $3.68 per diluted share, in the fourth quarter of 2008; and

•
Adjusted net earnings for the fourth quarter of 2009 were $8.1 million, or $0.19 per diluted share, compared to an adjusted net loss of $11.5 million, or $0.28 per diluted share, in the year-ago period.  See Schedule 4 attached for a reconciliation to net earnings on a GAAP basis and the discussion of “Non-GAAP Financial Measures” below.

Ron Fromm, Brown Shoe’s Chairman and Chief Executive Officer, said, “We are pleased to report better-than-expected fourth quarter results and an overall strong second-half performance.  This achievement is even more gratifying given the challenging economic environment that existed throughout the year.  Our core brands, Famous Footwear, Naturalizer, and Dr. Scholl’s, led the way.  Both Famous Footwear and Naturalizer delivered high-single digit same-store sales increases in the quarter and demonstrated the strength of their multi-channel offerings with double digit gains in their direct-to-consumer businesses.  Fresh, on-trend product that provided excitement for shoppers, strong inventory management, and more full-priced selling led to a 390 basis point increase in our gross profit rate in the quarter.”
Fromm concluded, “As we look to 2010, we will continue our strategies of driving profitable sales from our core brands, while focusing on improving the productivity of our store base.  This requires continuously enhancing product styling and innovation in our brands and retail assortments, evolving impactful consumer engagement programs, and generating greater efficiencies from our operating platform.  We are encouraged that the trends we saw in the fourth quarter have continued into the first quarter and, while there remains uncertainty as to the pace of economic recovery, we believe we will see a return to mid-single digit sales growth for Brown Shoe during the year coupled with a doubling of our earnings in the next 12 to 15 months.”

Consolidated Results for the Fourth Quarter of 2009:
•	Net sales were $566.0 million in the fourth quarter of 2009, an increase of 8.6 percent, compared to $521.0 million in the fourth quarter of 2008.
o
Famous Footwear net sales in the quarter were $342.7 million, a record fourth quarter result and an increase of 9.7 percent from the fourth quarter of last year, driven by a 9.0 percent same-store sales increase;

o	Net sales at the Company’s Wholesale division were $151.1 million in the fourth quarter of 2009, an increase of 5.8 percent versus the same period last year; and
o
Net sales in the Company’s Specialty Retail division during the fourth quarter of 2009 increased 9.5 percent versus the same period last year to $72.2 million, reflecting a 7.6 percent same-store sales increase during the quarter.

•	Gross profit rate in the fourth quarter of 2009 increased 390 basis points to 41.1 percent of net sales from 37.2 percent of net sales in the fourth quarter of 2008.
o
The key drivers were an increase in gross profit rate in its retail divisions during the fourth quarter of 2009 versus the same period last year.  Specifically, Famous Footwear achieved a 290 basis point improvement, driven by strong sales in the toning, boot, and accessories categories, and its Specialty Retail division generated a 130 basis point improvement, resulting from strong product styling and more full-priced selling;

o
Additionally, a 710 basis point improvement in gross profit rate in its Wholesale division, driven primarily by lower markdowns and allowances resulting from improved sell-through rates at retail, contributed to the increase in consolidated gross profit rate.

•
Selling and administrative expenses in the fourth quarter of 2009 increased by $4.3 million to $218.0 million, or 38.5 percent of net sales, versus $213.7 million, or 41.0 percent of net sales, in the same period last year.  The year-over-year increase was primarily related to increased incentive compensation costs, due to improved financial performance, and the timing of marketing programs.  These increases were partially offset by operating 28 fewer North American stores in its Famous Footwear and Specialty Retail divisions as well as expense controls across the enterprise;

•
Net restructuring and other special charges were $5.1 million in the fourth quarter of 2009 and $36.0 million in the fourth quarter of last year.  Charges in 2009 included costs related to the organizational changes announced in November of 2009 and the Company’s information technology initiatives, partially offset by a reduction of reserves for future lease costs from its vacated Madison, WI headquarters.  Charges in the fourth quarter of 2008 reflected costs related to its expense and capital containment initiatives, headquarters consolidation, and information technology initiatives.  In addition, in the fourth quarter of 2008, the Company recorded a non-cash charge of $149.2 million related to impairment of goodwill and intangible assets;

•
Operating earnings in the fourth quarter of 2009 were $9.3 million compared to an operating loss of $205.1 million in the fourth quarter of 2008.  Adjusted for net restructuring and other special charges and impairment of goodwill and intangible assets, operating earnings in the quarter were $14.4 million versus an operating loss of $20.0 million in the year-ago period;

•
Net interest expense in the fourth quarter of 2009 was $5.0 million, an increase of $0.5 million from the year-ago period, primarily due to higher average borrowings on the Company’s revolving credit facility;

•
The Company recognized a $0.4 million tax benefit in the fourth quarter of 2009.  This compares to a $55.6 million tax benefit in the fourth quarter of last year, primarily due to the impairment of goodwill and intangible assets and net restructuring and other special charges;

•
Net earnings in the fourth quarter of 2009 were $5.0 million, or $0.12 per diluted share, versus a net loss of $153.0 million, or $3.68 per diluted share, in the year-ago quarter.  Fourth quarter of 2009 net earnings included after-tax charges of $2.8 million, or $0.07 per diluted share, related to the Company’s organizational changes announced in November of 2009 and $1.4 million, or $0.03 per diluted share, related to its information technology initiatives.  These costs were partially offset by after-tax income of $1.1 million, or $0.03 per diluted share, related to the reduction of reserves for future lease costs from its vacated Madison, WI offices.  Fourth quarter of 2008 net loss included after-tax charges of $141.5 million, or $3.40 per diluted share, related to impairment of goodwill and intangible assets and net restructuring and other special charges;

•
On an adjusted basis, excluding the above charges and recoveries, net earnings for the fourth quarter of 2009 were $8.1 million, or $0.19 per diluted share, compared to a net loss of $11.5 million, or $0.28 per diluted share, in the year-ago period;

•
Inventory at quarter-end was $456.7 million, a 2.0 percent decrease from the year-ago level of $466.0 million.  Inventory at its Wholesale division decreased 21.8 percent year-over-year reflecting the general decrease of inventory levels across retail channels as a result of the economic environment, as well as the anniversary of an ice storm in January of 2009, which caused some shipments to be pushed from the fourth quarter of 2008 into the first quarter of 2009.  Average inventory on a per-store basis at Famous Footwear increased 8.0 percent at quarter-end, reflecting the improved trend of footwear sales and the investment in the higher-priced toning category for the spring season;

•
At quarter-end, the Company’s borrowings against its revolving credit facility were $94.5 million versus $112.5 million during the same period last year.  Cash and cash equivalents at quarter-end were $125.8 million, a 44.8 percent increase from the prior year.

Outlook
Based on the current outlook, the Company expects the following:
•	Consolidated net sales for the full year of 2010 are expected to grow in the mid-single digit range, with first quarter net sales expected to increase in the low-single digits;
•
Famous Footwear same-store sales for the full year of 2010 are expected to grow in the low- to mid-single digit range, with first quarter same-store sales expected to grow in the high-single digit range.  Famous Footwear is currently expected to open 25 new stores while closing 50 stores in 2010;

•	Wholesale net sales are currently estimated to grow in the high-single to low-double digit range for the full year of 2010, with flat to low-single digit growth in the first quarter;
•
Selling and administrative expenses as a percent of net sales are expected to be in the range of 37.5 to 38.0 percent for the full year of 2010, which excludes costs of $7.0 million to $7.5 million related to the Company’s information technology initiatives;

•	Depreciation and amortization of capitalized software and intangible assets are expected to total $51.0 million to $53.0 million for the full year of 2010;
•	Net interest expense is expected to approximate $21.0 million to $22.0 million for the full year of 2010;
•	The Company expects a tax rate of 33.0 to 34.0 percent for the full year of 2010; and
•	Purchases of property and equipment and capitalized software are targeted in the range of $60.0 million to $65.0 million for the full year of 2010.

Participation in Investor Conference
The Company also announced that it will be presenting at the Bank of America Merrill Lynch 2010 Consumer Conference, held at the Palace Hotel in New York City on Thursday, March 11, at 2:30 p.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, will host the presentation. The presentation, including the question-and-answer portion, will be webcast live at www.brownshoe.com/investor.

Definitions
Consistent with guidance issued by the FASB on non-controlling interests in consolidated financial statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings (loss) attributable to Brown Shoe Company, Inc. and diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings (loss) and earnings (loss) per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss fourth quarter and full-year 2009 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iv) the Company’s ability to utilize its new information technology system to successfully execute its strategies; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure/exit leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; (xii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; and (xiii) the Company’s ability to successfully execute its international growth strategy.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.2 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erin Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended

(Thousands, except per share data)	January 30, 2010	January 31, 2009	January 30, 2010	January 31, 2009

Net sales	$565,972	$520,995	$2,241,968	$2,276,362
Cost of goods sold	333,580	327,209	1,338,829	1,394,126

Gross profit	232,392	193,786	903,139	882,236

Selling and administrative expenses	217,972	213,690	859,693	851,893
Impairment of goodwill and intangible assets	–	149,150	–	149,150
Restructuring and other special charges, net	5,089	36,028	11,923	54,278
Equity in net loss of nonconsolidated affiliate	–	47	–	216

Operating earnings (loss)	9,331	(205,129)	31,523	(173,301)

Interest expense	(5,003)	(4,707)	(20,195)	(17,105)
Interest income	34	250	374	1,800

Earnings (loss) before income taxes	4,362	(209,586)	11,702	(188,606)

Income tax benefit (provision)	364	55,552	(1,259)	53,793

Net earnings (loss)	$4,726	$(154,034)	$10,443	$(134,813)

Less: Net (loss) earnings attributable to noncontrolling interests	(322)	(986)	943	(1,575)

Net earnings (loss) attributable to Brown Shoe Company, Inc.	$5,048	$(153,048)	$9,500	$(133,238)

Basic earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$0.12	$(3.68)	$0.22	$(3.21)

Diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$0.12	$(3.68)	$0.22	$(3.21)

Basic number of shares	41,602	41,552	41,585	41,525
Diluted number of shares	41,777	41,552	41,649	41,525

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	January 30, 2010	January 31, 2009
ASSETS

Cash and cash equivalents	$125,833	$86,900
Receivables	84,297	84,252
Inventories	456,682	466,002
Deferred income taxes	17,894	19,888
Income taxes	4,163	6,980
Prepaid expenses and other current assets	19,380	17,421
Total current assets	708,249	681,443

Other assets	110,810	85,456
Deferred income taxes	2,304	17,681
Intangible assets, net	77,226	84,000
Property and equipment, net	141,561	157,451
Total assets	$1,040,150	$1,026,031

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$94,500	$112,500
Trade accounts payable	177,700	152,339
Accrued expenses	141,863	137,307
Total current liabilities	414,063	402,146

Long-term debt	150,000	150,000
Deferred rent	38,869	41,714
Other liabilities	25,991	29,957
Total other liabilities	214,860	221,671

Total Brown Shoe Company, Inc. shareholders’ equity	402,171	394,104
Noncontrolling interests	9,056	8,110
Total equity	411,227	402,214
Total liabilities and equity	$1,040,150	$1,026,031

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Fifty-two Weeks Ended
(Thousands)	January 30, 2010	January 31, 2009

OPERATING ACTIVITIES:
Net earnings (loss)	$10,443	$(134,813)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	36,459	39,937
Amortization of capitalized software	7,867	7,812
Amortization of intangibles	6,774	7,124
Amortization of debt issuance costs	2,195	1,637
Share-based compensation expense	4,673	2,601
Loss on disposal of facilities and equipment	1,180	1,065
Impairment charges for facilities and equipment	3,928	2,657
Impairment of goodwill and intangible assets	–	149,150
Deferred rent	(2,845)	249
Deferred income taxes	15,414	(51,248)
Provision for doubtful accounts	727	548
Foreign currency transaction (gains) losses	(106)	131
Undistributed loss of nonconsolidated affiliate	–	216
Changes in operating assets and liabilities:
Receivables	(714)	35,644
Inventories	11,166	(29,196)
Prepaid expenses and other current and non-current assets	(1,601)	(373)
Trade accounts payable	24,987	(27,213)
Accrued expenses and other liabilities	285	22,406
Income taxes	2,800	(834)
Other, net	(5,554)	6,836
Net cash provided by operating activities	118,078	34,336

INVESTING ACTIVITIES:
Purchases of property and equipment	(24,880)	(60,417)
Capitalized software	(25,098)	(16,327)
Investments in consolidated companies	–	(7,683)
Cash recognized on initial consolidation	–	3,337
Net cash used for investing activities	(49,978)	(81,090)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	848,900	655,500
Repayments under revolving credit agreement	(866,900)	(558,000)
Debt issuance costs	–	(7,500)
Proceeds from stock options exercised	107	313
Tax impact of share-based plans	(58)	498
Dividends paid	(12,009)	(11,855)
Net cash (used for) provided by financing activities	(29,960)	78,956
Effect of exchange rate changes on cash	793	(5,103)
Increase in cash and cash equivalents	38,933	27,099
Cash and cash equivalents at beginning of year	86,900	59,801

Cash and cash equivalents at end of year	$125,833	$86,900

 SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings, Net Earnings and Diluted Earnings Per Share (GAAP Basis) to Adjusted Operating Earnings, Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	4th Quarter 2009			4th Quarter 2008
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Loss	Net Loss Attributable to Brown Shoe Company, Inc.	Diluted Loss Per Share

GAAP earnings (loss)	$ 9,331	$ 5,048	$ 0.12	($ 205,129)	($ 153,048)	($ 3.68)

Charges / Other Items:
Impairment of goodwill and intangible assets	–	–	–	149,150	119,203	2.87

Expense and capital containment initiatives	–	–	–	30,876	19,091	0.46

Headquarters consolidation	(1,864)	(1,139)	(0.03)	2,807	1,739	0.04

IT initiatives	2,329	1,371	0.03	2,345	1,507	0.03

Organizational changes	4,624	2,825	0.07	–	–	–

Total charges / other items	5,089	3,057	0.07	185,178	141,540	3.40

Adjusted earnings (loss)	$ 14,420	$ 8,105	$ 0.19	($ 19,951)	($ 11,508)	($ 0.28)

	2009			2008
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating (Loss) Earnings	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$ 31,523	$ 9,500	$ 0.22	($ 173,301)	($ 133,238)	($ 3.21)

Charges / Other Items:
Impairment of goodwill and intangible assets	–	–	–	149,150	119,203	2.87

Expense and capital containment initiatives	–	–	–	30,876	19,091	0.46

Headquarters consolidation	(1,864)	(1,139)	(0.03)	29,827	18,248	0.44

IT initiatives	9,163	5,772	0.14	3,741	2,404	0.06

Insurance recoveries, net	–	–	–	(10,166)	(6,212)	(0.15)

Organizational changes	4,624	2,825	0.07	–	–	–

Total charges / other items	11,923	7,458	0.18	203,428	152,734	3.68

Adjusted earnings (loss)	$ 43,446	$ 16,958	$ 0.40	$ 30,127	$ 19,496	$ 0.47

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	4th Quarter 2009	4th Quarter 2008	4th Quarter 2009	4th Quarter 2008	4th Quarter 2009	4th Quarter 2008

Net Sales	$342.7	$312.3	$151.1	$142.7	$72.2	$66.0

Gross Profit	$151.1	$128.7	$52.2	$39.3	$29.1	$25.7

Gross Profit Rate	44.1%	41.2%	34.6%	27.5%	40.3%	39.0%

Operating Earnings (Loss)	$13.9	$(11.9)	$10.7	$(146.8)	$(2.4)	$(19.7)

Operating Earnings (Loss) %	4.0%	(3.8)%	7.1%	(102.9)%	(3.3)%	(29.9)%

Same-store Sales %	9.0%	(3.6)%	-	-	7.6%	(0.3)%

Number of Stores	1,129	1,138	-	-	282	306

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	2009	2008	2009	2008	2009	2008

Net Sales	$1,363.6	$1,320.0	$631.8	$703.8	$246.6	$252.5

Gross Profit	$592.9	$571.6	$205.8	$205.9	$104.4	$104.7

Gross Profit Rate	43.5%	43.3%	32.6%	29.3%	42.4%	41.5%

Operating Earnings (Loss)	$44.6	$27.0	$41.1	$(108.1)	$(14.2)	$(30.5)

Operating Earnings (Loss) %	3.3%	2.0%	6.5%	(15.4)%	(5.8)%	(12.1)%

Same-store Sales %	0.5%	(4.7)%	-	-	0.8%	(3.4)%